CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common stock, par value $0.01 per share	1,500,000	$13.06	$19,590,000.00	$0.00

(1)	Calculated pursuant to Rule 457(c), based on the average of the high and low prices of the registrant’s common stock as reported on the New York Stock Exchange on May 28, 2015.
(2)	The registrant filed a prospectus supplement pursuant to Rule 424(b)(5) on January 8, 2014, which is part of the registrant’s Registration Statement on Form S-3 (File No. 333-182041), initially filed on June 11, 2012 (the “Prior Registration Statement”), in connection with the Astoria Financial Corporation Dividend Reinvestment and Stock Purchase Plan (the “Plan”). At the time such prospectus supplement was filed, the registrant paid a filing fee of $2,669.06 to register 1,500,000 shares of common stock for issuance under the Plan. As of the date hereof, all 1,500,000 of such shares remain unsold. Pursuant to Rule 457(p), the registrant is applying the entire $2,669.06 registration fee previously paid with respect to such unsold shares toward the payment of the registration fee for the common stock to be registered hereunder. As a result, the aggregate registration fee currently due hereunder has been fully offset by the registration fee previously paid.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-204555

PROSPECTUS SUPPLEMENT
(To Prospectus dated May 29, 2015)

Astoria Financial Corporation

Dividend Reinvestment and Stock Purchase Plan

1,500,000 Shares

Common Stock, Par Value $0.01 Per Share

This prospectus supplement relates to shares of common stock that we may offer and sell from time to time pursuant to the terms of the Astoria Financial Corporation Dividend Reinvestment and Stock Purchase Plan, referred to herein as the Plan. The Plan provides holders of shares of Astoria Financial common stock with a convenient and economical means of purchasing additional shares of our common stock. The Plan allows our shareholders to:

•	automatically reinvest the cash dividends on all or a portion of their shares of Astoria Financial common stock in additional shares of our common stock, and
•	make optional cash purchases of additional shares of our common stock.

The minimum purchase for optional cash purchases is $50.00 and the maximum limit is $10,000 per month, unless we grant a waiver of this amount. This prospectus supplement describes and constitutes the Plan. Participants in the Plan should retain this prospectus supplement for future reference.

Shares of common stock will be purchased either (i) directly from us from authorized but unissued shares or from treasury shares, or (ii) on the open market. You will not have to pay any trading fees or brokerage commissions for reinvesting dividends or purchasing additional shares of our common stock through optional cash purchases under the Plan. There are, however, service and processing fees applicable to the sale of shares from the Plan.

We have appointed Computershare Trust Company, N.A. to serve as the administrator of the Plan, referred to herein as the Administrator. If you are a registered holder of our common stock, you may enroll in the Plan through the Administrator’s website (www.computershare.com/investor) or by completing an Enrollment Form and returning it to the Administrator. Your participation in the Plan is entirely voluntary, and you may terminate your participation at any time.

Our common stock is listed and traded on the New York Stock Exchange under the symbol “AF.” On May 28, 2015, the closing price per share of our common stock on the NYSE was $13.12.

Investing in our common stock involves certain risks. Please refer to “Risk Factors” on page S-6 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

These securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

The date of this prospectus supplement is May 29, 2015.

Prospectus Supplement

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the heading “Where You Can Find More Information.”

As used in this prospectus supplement, “Astoria Financial,” “AFC,” “the Company,” “we,” “us,” and “our” refer to Astoria Financial Corporation. Such references do not refer to any subsidiary of Astoria Financial Corporation unless the context indicates otherwise.

Unless otherwise indicated, currency amounts in this prospectus supplement are stated in U.S. dollars.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the investment in our common stock. We are not making any representation to you regarding the legality of an investment in our common stock by you under applicable investment or similar laws.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. This prospectus supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this prospectus supplement and in the documents referred to in this prospectus supplement and which are made available to the public. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase any of the securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

You should read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before making your investment decision.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, referred to as the SEC. You may read and copy these materials at prescribed rates at the SEC’s Public Reference Room located at 100 F Street, N.E. Washington, D.C. 20549. Our SEC filings are also available to the public from the SEC’s web site at www.sec.gov. To receive copies of public records not posted to the SEC’s web site at prescribed rates, you may complete an online form at www.sec.gov, send a fax to (202) 772-9337 or submit a written request to the SEC, Office of FOIA/PA Operations, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information.

Our internet address is www.astoriabank.com. We make available on our investor relations website, http://ir.astoriabank.com, free of charge, access to our periodic and current reports, proxy statements and other information we file with the SEC and amendments thereto as soon as reasonably practicable after we file such material with, or furnish such material to, the SEC, as applicable. Unless specifically incorporated by reference, the information on our website is not part of this prospectus supplement.

In addition, our common stock is currently traded on the New York Stock Exchange, referred to as the NYSE, under the trading symbol “AF” and you may inspect information about the Company by visiting the NYSE website at http://www.nyse.com.

The SEC allows us to incorporate by reference certain information into this prospectus supplement, which means that we can disclose important information to you by referring to documents that we have filed, or will file, with the SEC. The information incorporated by reference contains information about us and our financial condition and performance. Such information is considered to be part of this prospectus supplement and should be read with the same care. We incorporate by reference the following documents filed with the SEC (other than information that pursuant to SEC rules is deemed to be furnished and not filed):

•	Our Annual Report on Form 10-K for the year ended December 31, 2014 (File No. 001-11967), filed with the SEC on February 27, 2015;
•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 (File No. 001-11967), filed with the SEC on May 8, 2015;
•	Our Current Reports on Form 8-K filed on the following dates: January 14, 2015; January 29, 2015 (only with respect to Item 8.01); January 30, 2015; February 11, 2015; February 18, 2015; February 24, 2015; March 19, 2015; April 8, 2015; April 23, 2015 (only with respect to Item 8.01) and May 28, 2015; and
•	Our Form 8-A/A for Registration of Certain Classes of Securities filed on May 29, 2015 (File No. 001-11967).

In addition, all future filings that we make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, after the filing of this prospectus supplement and prior to the termination of the offering, are incorporated by reference into this prospectus supplement (other than information that pursuant to SEC rules is deemed to be furnished and not filed). Any statement contained in a document incorporated by reference in this prospectus supplement will be deemed to be automatically modified or superseded for purposes of this prospectus supplement to the extent that any statement contained in this prospectus supplement or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes the statement. Any statement modified or superseded in this way will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. Therefore, in the case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

You may request a copy of any or all of the documents that have been incorporated by reference in this prospectus supplement, except the exhibits to such documents, unless the exhibits have been specifically incorporated by reference, at no cost by writing to or telephoning us at the following address:

Astoria Financial Corporation
Investor Relations Department
One Astoria Bank Plaza
Lake Success, New York 11042
Telephone: (516) 327-7869
Email: ir@astoriabank.com

We have also filed a registration statement (No. 333-204555) with the SEC relating to the securities offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement is part of the registration statement. You may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC when we registered the common stock. The registration statement may contain additional information that may be important to you.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain and incorporate by reference a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, referred to as the Securities Act, and Section 21E of the Exchange Act. These statements may be identified by the use of the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar terms and phrases, including references to assumptions.

Forward-looking statements are based on various assumptions and analyses made by us in light of our management’s experience and perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following:

•	the timing and occurrence or non-occurrence of events that may be subject to circumstances beyond our control;
•	increases in competitive pressure among financial institutions or from non-financial institutions;
•	changes in the interest rate environment;
•	changes in deposit flows, loan demand or collateral values;
•	changes in accounting principles, policies or guidelines;
•	changes in general economic conditions, either nationally or locally in some or all areas in which we do business, or conditions in the real estate or securities markets or the banking industry;
•	legislative or regulatory changes, including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, referred to as the Reform Act, and any actions regarding foreclosures;
•	enhanced supervision and examination by the Office of the Comptroller of the Currency, or OCC, the Board of Governors of the Federal Reserve System, or the FRB, and the Consumer Financial Protection Bureau;
•	effects of changes in existing U.S. government or government-sponsored mortgage programs;
•	our ability to successfully implement technological changes;
•	our ability to successfully consummate new business initiatives;
•	litigation or other matters before regulatory agencies, whether currently existing or commencing in the future; or
•	our ability to implement enhanced risk management policies, procedures and controls commensurate with shifts in our business strategies and regulatory expectations.

Our actual results could vary materially from the future results covered in our forward-looking statements. The statements in the “Risk Factors” section of this prospectus supplement are cautionary statements identifying important factors, including certain risks and uncertainties, that could cause our results to vary materially from the future results covered in such forward looking statements. Other factors, such as the general state of the U.S. economy, could also cause actual results to vary materially from the future results covered in such forward-looking statements.

You should refer to our periodic and current reports filed with the SEC (and incorporated by reference herein), including our most recent Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 for further information on other factors that could cause actual results to be significantly different from those expressed or implied by the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by the federal securities laws. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement or in any documents incorporated by reference might not occur, and you should not put undue reliance on any forward-looking statements.

ABOUT ASTORIA FINANCIAL CORPORATION

Astoria Financial Corporation is a Delaware corporation organized in 1993 as the unitary savings and loan holding company of Astoria Bank and its consolidated subsidiaries. We are headquartered in Lake Success, New York and our principal business is the operation of our wholly owned subsidiary, Astoria Bank. Astoria Bank’s primary business is attracting retail deposits from the general public and businesses and investing those deposits, together with funds generated from operations, principal repayments on loans and securities and borrowings, primarily in multi-family and commercial real estate mortgage loans, one-to-four family mortgage loans and mortgage-backed securities. To a lesser degree, Astoria Bank also invests in consumer and other loans, U.S. government, government agency and government-sponsored enterprise securities and other investments permitted by federal banking laws and regulations. At March 31, 2015, we had $15.54 billion of assets, including loans receivable, net, of $11.71 billion, $9.41 billion of deposits and $1.60 billion of stockholders’ equity.

Our principal executive offices are located at One Astoria Bank Plaza, Lake Success, New York 11042. Our telephone number is (516) 327-3000.

RISK FACTORS

An investment in our common stock involves certain risks. You should carefully consider the risks described below and in the “Risk Factors” section included in our Annual Report on Form 10-K for the year ended December 31, 2014 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, as well as other information included or incorporated by reference, into this prospectus supplement and the accompanying prospectus, including our financial statements and the notes thereto, before making an investment decision.

You will not know the share price of our common stock at the time you make an investment decision.

You will not know the price of the shares you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested.

The share price of our common stock may fluctuate between the time you make an investment decision and the time the shares are purchased or sold.

The price of our shares may fluctuate between the time you decide to purchase shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision.

If you instruct the Administrator to sell your shares under the Plan, you may not be able to direct the time or price at which your shares are sold, depending on the sales option you select. The market price of our common stock may decline between the time you decide to sell shares and the actual time of sale.

If you decide to withdraw from the Plan and request a certificate for whole shares credited to you under the Plan, the share price of our common stock may decline between the time you decide to withdraw and the time you receive the certificate.

The share price of our common stock could be affected by several factors.

The share price of our common stock depends upon several factors, including, but not limited to: our operating results, financial condition and prospects; general economic and financial market conditions; changes in estimates by analysts and the market for similar securities. In addition, the market price of our common stock may be affected by future sales of our securities, including additional issuances of common stock or securities convertible into common stock. These factors, among others, could significantly affect the trading price of our common stock.

Holders of our outstanding shares of preferred stock have, and holders of any future outstanding shares of preferred stock will have, liquidation, dividend and other rights that are senior to the rights of the holders of our common stock.

Since our board of directors has the authority to designate and issue preferred stock with liquidation, dividend and other rights that are senior to those of our common stock, the holders of our issued and outstanding shares of preferred stock, as well as any that may be issued in the future, would receive, upon our voluntary or involuntary liquidation, dissolution or winding up, before any payment is made to holders of our common stock, their liquidation preferences as well as any accrued and unpaid distributions. These payments would reduce the remaining amount of our assets, if any, available for distribution to holders of our common stock.

Regulatory limitations on changes of control and anti-takeover provisions in our certificate of incorporation and bylaws may discourage or prevent a change in control.

With certain limited exceptions, federal regulations prohibit a person or company or a group of persons deemed to be “acting in concert” from, directly or indirectly, acquiring more than 10% (5% if the acquiror is a bank holding company) of any class of our voting stock or obtaining the ability to control in any manner the election of a majority of our directors or otherwise direct the management or policies of our company without prior notice or application to and the approval of the FRB.

In addition, our certificate of incorporation and bylaws contain a number of provisions, relating to corporate governance and certain rights of shareholders, that may make it more difficult for a third party to acquire control of Astoria Financial without the approval of our board of directors. As a result, shareholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, such provisions will also render the removal of our Board of Directors or management more difficult.

We are subject to regulatory requirements and limitations that may impact our ability to pay future dividends.

We are currently required to file a notice with the FRB at least 30 days prior to declaring a cash dividend. The notice must evidence our compliance with applicable FRB guidance regarding payment of dividends. This process enables the FRB to comment on, object to or otherwise prohibit us from paying the proposed dividend. The supervisory guidance issued by the FRB states that we should either eliminate, defer or significantly reduce dividends if (1) our net income available to common shareholders over the past year is insufficient to fully fund a dividend, (2) our prospective rate of earnings retention is not consistent with our capital needs and our overall current or prospective financial condition or (3) we will not meet, or are in danger of not meeting, our minimum regulatory capital adequacy ratios.

In addition, effective January 1, 2015, many savings and loan holding companies, including Astoria Financial, became subject to consolidated capital requirements and must maintain higher capital levels in order to be considered “well-capitalized.” The failure to meet the established capital requirements could result in the FRB placing limitations or conditions on our activities or restricting the commencement of new activities, and such failure could subject us to a variety of enforcement remedies available to the federal regulatory authorities, including limiting our ability to pay dividends to our shareholders.

Astoria Bank’s ability to pay dividends or lend funds to us is subject to regulatory limitations which, to the extent we need but are not able to access such funds, may prevent us from making future dividend payments to our shareholders.

We are a unitary savings and loan holding company currently regulated by the FRB and almost all of our operating assets are owned by Astoria Bank. We rely primarily on dividends from Astoria Bank to pay cash dividends to our stockholders, to engage in share repurchase programs and to pay principal and interest on our debt obligations. The OCC regulates all capital distributions by Astoria Bank directly or indirectly to us, including dividend payments. As the subsidiary of a savings and loan holding company, Astoria Bank must file a notice with the OCC at least 30 days prior to each capital distribution. However, if the total amount of all capital distributions (including each proposed capital distribution) for the applicable calendar year exceeds net income for that year to date plus the retained net income for the preceding two years, then Astoria Bank must file an application to receive the approval of the OCC for a proposed capital distribution. During 2014, Astoria Bank was not required to file such applications, but was required to, and did, notify the OCC of its intent to pay dividends. Astoria Bank must also provide notice to the FRB at least 30 days before declaring a dividend.

In addition, Astoria Bank may not pay dividends to us if, after paying those dividends, it would fail to meet the required minimum levels under risk-based capital guidelines and the minimum leverage and tangible capital ratio requirements or the OCC notified Astoria Bank that it was in need of more than normal supervision. Under the prompt corrective action provisions of the Federal Deposit Insurance Act, referred to as the FDIA, an insured depository institution such as Astoria Bank is prohibited from making a capital distribution, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized” (as such term is used in the FDIA). Payment of dividends by Astoria Bank also may be restricted at any time at the discretion of the OCC if it deems the payment to constitute an unsafe or unsound banking practice. Furthermore, capital standards imposed on us and similarly situated institutions have been and continue to be refined by bank regulatory agencies under the Reform Act. Deterioration of economic conditions and further changes to regulatory guidance could result in revised capital standards that may indicate the need for us or Astoria Bank to maintain greater capital positions, which could lead to limitations in dividend payments to us by Astoria Bank.

There can be no assurance that Astoria Bank will be able to pay dividends at past levels, or at all, in the future. If we do not receive sufficient cash dividends or are unable to borrow from Astoria Bank, then we may not have sufficient funds to pay dividends to our shareholders.

In addition to regulatory restrictions on the payment of dividends, Astoria Bank is subject to certain restrictions imposed by federal law on any extensions of credit it makes to its affiliates and on investments in stock or other securities of its affiliates. We are considered an affiliate of Astoria Bank. These restrictions prevent affiliates of Astoria Bank, including us, from borrowing from Astoria Bank, unless various types of collateral secure the loans. Federal law limits the aggregate amount of loans to and investments in any single affiliate to 10% of Astoria Bank’s capital stock and surplus and also limits the aggregate amount of loans to and investments in all affiliates to 20% of Astoria Bank’s capital stock and surplus.

DESCRIPTION OF THE PLAN

The following questions and answers explain and constitute the Plan.

PURPOSE

1.	What is the purpose of the Plan?

The purpose of the Plan is to provide our shareholders who elect to participate in the Plan with a simple, convenient and economical way to purchase additional shares of our common stock through the reinvestment of cash dividends and optional cash payments. The Plan also provides us with an economical and flexible mechanism to raise additional capital for general corporate purposes through the sale of our common stock.

ADVANTAGES AND DISADVANTAGES

2.	What are the advantages of the Plan?

The primary advantages of the Plan are:

•	You may have the cash dividends on all or a portion of your Astoria Financial common stock automatically reinvested in additional shares of Astoria Financial common stock.
•	You may make optional cash purchases of additional shares of our common stock, subject to minimum and maximum purchase limits.
•	The purchase price for shares of common stock purchased directly from us through optional cash payments may be issued at a discount from the market price. We will periodically establish a discount rate ranging from 0% to 5%. As of the date of this prospectus supplement, the discount is 1%.
•	You may purchase fractional shares of common stock under the Plan, which means you may fully reinvest all cash dividends or fully invest any optional cash payments. Dividends on fractional shares, as well as on whole shares, can also be reinvested in additional shares which will be credited to your Plan account.
•	You pay no trading fees or brokerage commissions when dividends are reinvested through the Plan. The entire amount of your dividend is reinvested to purchase our common stock. Generally, you pay no processing fees or service fees in connection with your optional cash purchases under the Plan.
•	You will avoid cumbersome safekeeping of stock certificates for shares credited to your account, and you may also deposit with the Administrator certificated shares held by you and registered in your name, thereby avoiding the need for safekeeping of certificates.
•	The Plan offers you flexibility when you decide to sell your shares. You may request the sale of some or all of your shares through the Administrator at any time. Or if you prefer to have complete control over the timing and price at which you sell, you may withdraw your shares from the Plan and sell them through a broker of your choice.
•	Periodic statements reflecting all current activity, including shares purchased and your latest Plan account balance, will simplify your recordkeeping.
3.	What are the disadvantages of the Plan?

The primary disadvantages of the Plan are:

•	Because the prices at which shares are purchased are determined as of specified dates or as of dates otherwise beyond your control, you may lose some advantages otherwise available to you in being able to select the timing of your investments. For example, because the price charged to you for shares purchased on the open market is the average price paid by the Administrator to obtain shares for all participants who acquire shares through the Plan on the same day, you may pay a higher price for shares purchased under the Plan than you would for shares purchased on the investment date outside of the Plan.

•	We will not pay you any interest on dividends or optional cash payments held by the Administrator before the date on which your funds are invested by the Administrator as described in Question 13 below, referred to as the “investment date.”
•	The purchase price of shares that you purchase under the Plan will not be determined until the applicable investment date. As a result, you will not know the actual price per share or number of shares you will purchase until that date.
•	If you decide to make optional cash purchases under the Plan, your investment may be exposed to changes in market conditions for a longer period of time than if you had arranged to buy shares through a broker.
•	We may adjust the discount from the market price of shares of our common stock in our sole discretion at any time. The granting of a discount for one month or quarter, as applicable, will not ensure the availability of a discount or the same discount in future months or quarters, respectively.
•	If you request the Administrator to sell shares from your Plan account, the Administrator will deduct a service fee and processing fees from the proceeds of the sale. Such sales of shares for participants are generally irrevocable and will be made at market prices at the time of sale. You may not be able to control the timing of such sales or the prices at which you are willing to sell your shares.
•	To sell your shares through a broker of your choice, you must first arrange to obtain a physical stock certificate from the Administrator and have the certificate delivered to you, or ask the Administrator to transfer shares held for you in the Plan directly to your broker. The Administrator will promptly process your instructions, but you should leave ample time for the delivery of the stock certificate or transfer of shares to your broker.

ADMINISTRATION

4.	Who will administer the Plan?

The Plan will be administered by Computershare Trust Company, N.A., referred to as the Administrator. The Administrator is independent of, and not affiliated with, us. The Administrator acts as agent for the participants in the Plan, keeps records of participants’ accounts, sends regular account statements to participants and performs other duties relating to the Plan. The Administrator or an affiliate of the Administrator also acts as dividend disbursing agent, registrar and transfer agent for Astoria Financial.

If you have questions regarding the Plan, please write to the Administrator at the following address:

Computershare Trust Company, N.A.
P.O. Box 30170
College Station, TX 77842-3170

You may also call the Administrator at 1-800-301-3563 (if you are inside the United States or Canada) or 1-201-680-6578 (if you are outside the United States or Canada). An automated voice response system is available 24 hours a day, 7 days a week. Customer service representatives are available from 9:00 a.m. to 5:00 p.m., Eastern Standard Time, Monday through Friday (except holidays). In addition, you may visit the Investor Centre on the Administrator’s website at www.computershare.com/investor. At this website, you can enroll in the Plan, obtain information and perform certain transactions on your Plan account.

Be sure to include your name, address, daytime phone number, account number and a reference to Astoria Financial Corporation on all correspondence.

If you wish to contact Astoria Financial directly, you may write or call:

Astoria Financial Corporation
Investor Relations
One Astoria Bank Plaza
Lake Success, NY 11042-1085
Phone: (516) 327-7869

PARTICIPATION AND ENROLLMENT

5.	Who is eligible to participate in the Plan?

You may participate in the Plan if you qualify as either of the following: (a) you are a “registered holder” whose shares of our common stock are registered in our stock transfer books in your name or (b) you are a “beneficial owner” who has beneficial ownership of shares of our common stock that are registered in a name other than your name (for example, in the name of a broker, bank, trustee or other nominee). Registered holders may participate in the Plan directly. If you are a beneficial owner, you must either become a registered holder by having shares transferred into your own name or make arrangements with your broker, bank or other nominee to participate on your behalf.

Your right to participate in the Plan is not transferable to another person apart from a transfer of your underlying shares of our common stock. We reserve the right to exclude from participation in the Plan persons who utilize the Plan to engage in short-term trading activities which cause aberrations in the trading volume of our common stock. We reserve the right to modify, suspend or discontinue participation in the Plan by otherwise eligible holders or beneficial owners of our common stock in order to eliminate practices which are not consistent with the purposes of the Plan.

Shareholders who reside in jurisdictions in which it is unlawful for us to permit their participation are not eligible to participate in the Plan.

6.	How do I enroll in the Plan and become a participant?

If you are a registered holder of our common stock, you may enroll in the Plan and become a participant by completing and signing the Enrollment Form that accompanied the copy of the Plan that you received in the mail and returning it to the Administrator at the address set forth in Question 4. Additional copies of the Enrollment Form and this prospectus supplement may also be obtained at any time by request to the Administrator at the same address. If your shares are registered in more than one name (i.e., joint tenants, trustees), all registered holders of such shares must sign the Enrollment Form exactly as their names appear on the account registration. Registered holders may also enroll in the Plan online by accessing their account at www.computershare.com/investor.

If you are a beneficial owner of our common stock, you must either become a registered holder by having such shares transferred into your own name or instruct your broker, bank or other nominee in whose name your shares are held to participate in the Plan on your behalf.

You may enroll in the Plan at any time. Once enrolled, you remain enrolled without further action on your part until you discontinue your participation or until the Plan is terminated. However, if there is any subsequent change in the manner in which your name appears on your certificate(s), you should contact the Administrator for further instructions. If you wish to change your participation at any time, please contact the Administrator as described in Question 4.

If you are an employee or director of Astoria Financial or Astoria Bank, you may enroll in the Plan as provided above and you may elect to reinvest all or a portion of the dividends paid on your Astoria Financial common stock, but you may not make optional cash purchases pursuant to the Plan.

DIVIDEND REINVESTMENT AND OPTIONAL CASH PURCHASES OF $10,000 OR LESS

7.	What are my dividend reinvestment options?

As a participant in the Plan, you may elect to reinvest all, part or none of the dividends paid on your Astoria Financial common stock, and your preference should be indicated on the Enrollment Form. You must place an “X” in the appropriate box to indicate your investment election. Under each of these options, you may make optional cash purchases at any time.

•	Full dividend reinvestment. If you select this option, all of the cash dividends paid on the shares of our common stock registered in your name and all shares of common stock credited to your account under the Plan will automatically be reinvested to purchase additional shares of our common stock.

•	Partial dividend reinvestment. If you select this option, a portion of your cash dividends will be paid to you in cash, and the remaining portion of your dividends will be automatically reinvested to purchase additional shares of our common stock. If you choose partial reinvestment, you must specify on the Enrollment Form the number of whole shares on which you wish to continue to receive cash dividends by check or to have directly deposited into your designated checking or savings account, as further described below. The remaining dividends will be automatically reinvested.
•	No dividend reinvestment. If you select this option, all of your dividends will be paid to you in cash. You may choose to have your cash dividends directly deposited into your designated checking or savings account or sent to you by check.

To arrange to have your dividends directly deposited into your designated bank account, you must complete and return a direct deposit authorization form. You may request an authorization form by calling the Administrator at 1- 800-301-3563, or you may authorize the direct deposit of dividends when you enroll in the Plan online, or access your account online at www.computershare.com/investor.

If you return a properly executed Enrollment Form to the Administrator without electing an investment option, you will be enrolled as having selected full dividend reinvestment. You may change your reinvestment election at any time by submitting a revised Enrollment Form to the Administrator or by accessing your account online at www.computershare.com. To be effective with respect to a particular dividend, any such change must be received by the Administrator before the record date for that dividend.

8.	When will the reinvestment of my dividends begin?

The reinvestment of your dividends will begin with the first quarterly cash dividend that we pay following your enrollment, but only if your Enrollment Form is received before the record date for that dividend. If your Enrollment Form is received between a record date and a dividend payment date, the reinvestment of your dividends will commence with the dividend payment in the following quarter for which a dividend is declared. Typically, we pay a quarterly cash dividend on or about the 1st day of March, June, September and December to shareholders of record on or about the 15th day of the immediately preceding month.

There can be no assurance as to the declaration or payment of dividends, and nothing contained in the Plan obligates us to declare or pay any dividends. The Plan does not represent a change in our dividend policy or a guarantee of future dividends, which will continue to be determined by our Board of Directors based upon our earnings, financial condition and other factors.

9.	When and how can I make optional cash purchases?

Except as provided in the last paragraph of Question 6, if you are a registered holder of our common stock, you may also make optional cash purchases of our common stock by authorizing an individual automatic deduction from your bank account online through Investor Centre or by sending a check to the Administrator for each optional cash purchase. If you choose to submit a check, be sure to use the contribution form that appears on your Plan statement, and mail it to the address specified on the Plan statement. The Administrator will not accept cash, traveler’s checks, money orders or third-party checks. Alternatively, if you wish to make regular monthly optional cash purchases, you may authorize automatic deductions from your bank account. This feature enables you to make ongoing investments in an amount that is comfortable for you, without having to write a check.

To initiate automatic monthly deductions, you must complete and sign a Direct Debit Authorization form and return it to the Administrator together with a voided blank check or a deposit form for the account from which funds are to be drawn. Direct Debit Authorization forms may be obtained from the Administrator. You may also initiate automatic monthly investments by accessing your account online at www.computershare.com/investor. Forms will be processed and become effective as promptly as practicable; however, you should allow four to six weeks for the first investment to be initiated using the automatic investment feature.

Once automatic monthly investment is initiated, funds will be drawn from the designated bank account on the 15th day of each month (or the next banking business day if the 15th day is not a banking business day). Participants may change their automatic monthly investment by completing and submitting to the Administrator a new Direct Debit Authorization form or by accessing their account online at www.computershare.com/investor. To be effective with respect to a particular investment date, however, the new instructions must be received by the Administrator at least six (6) business days prior to such investment date. Automatic deductions will continue indefinitely until you notify the Administrator in writing or online that the automatic deductions are to stop.

Funds for optional cash purchases received by the Administrator on or before the second (2nd) business day prior to the investment date will be used to purchase shares of our common stock on or beginning on the investment date. Funds for optional cash purchases received later than the second (2nd) business day prior to an investment date will be held by the Administrator until the next monthly investment date, unless a request for the return of the funds is received by the Administrator at least two (2) business days prior to the next monthly investment date.

In the event that any check, draft or electronic funds transfer you may tender or order as payment to the Administrator for optional cash purchases of our common stock is dishonored, refused or returned, you agree that the purchased shares when credited to your account may be sold, on the Administrator’s order without your consent or approval, to satisfy the amount owing on the purchase. The “amount owing” will include the purchase price paid, any purchase and sale transaction fees, any brokerage commissions and the Administrator’s returned check or failed electronic payment fee of $35.00. If the sale proceeds of purchased shares are insufficient to satisfy the amount owing, you authorize the Administrator to sell additional shares then credited to your account as necessary to cover the amount owing, without further consent or authorization from you. The Administrator may sell shares to cover an amount owing as a result of your order in any manner consistent with applicable securities laws. Any sale for that purpose in a national securities market would be commercially reasonable. You grant the Administrator a security interest in all shares credited to your account including securities subsequently acquired and held or tendered for deposit, for purposes of securing any amount owing as described in this paragraph.

Your payment for optional cash purchases may be commingled by the Administrator with dividends and with other participants’ payments for optional cash purchases for the purpose of buying shares of common stock. You cannot specify the prices or timing of purchases, nor can you make any other limitations on the purchase of shares other than those specified herein.

10.	Will interest be paid on funds tendered for optional cash purchases that are received prior to an investment date?

No. Under no circumstances will interest be paid on funds for optional cash purchases tendered at any time prior to the investment date. You are encouraged to time the transmittal of funds for optional cash purchases so that they are received by the Administrator as close as possible to, but no later than two (2) business days before, an investment date. If you have any questions regarding the investment date, you should contact the Administrator at the address or phone number set forth in Question 4.

11.	Am I obligated to make cash purchases if I enroll in the Plan?

No. Cash purchases are entirely voluntary. You may supplement the reinvestment of your dividends with optional cash purchases as often as you like, or not at all. Or you may buy shares with optional cash purchases and choose not to reinvest any or all of your dividends.

12.	What limitations apply to optional cash purchases?

Optional cash purchases are subject to a $50 minimum, and we reserve the right to refuse to accept any optional cash purchase in excess of $10,000 per month from any participant or any related or associated group of participants. Optional cash purchases of less than $50 and that portion of any optional cash purchase which exceeds the $10,000 monthly purchase limit, unless such limit has been waived as described in Question 16, will be returned to you, without interest. We reserve the right to waive the maximum limit on optional cash purchases in our sole discretion.

PURCHASES OF SHARES

13.	When will shares be purchased under the Plan?

The investment date for reinvested cash dividends will be the dividend payment date declared by our Board of Directors or, if such day is not a New York Stock Exchange, or NYSE, trading day, the first trading day immediately following such date. The investment date for optional cash purchases of $10,000 or less will be the 20th day of each month or, if the 20th is not a trading day, the first trading day following the 20th day of the month, or, in the case of shares of Astoria Financial common stock purchased on the open market, as soon thereafter as determined by the Administrator. For optional cash purchases of more than $10,000 pursuant to an approved waiver request, each trading day during the pricing period will be a separate investment date, as described in Question 16.

Shares of common stock acquired from us will be credited to participants’ accounts on the investment date or as soon as practicable thereafter. The purchase of shares acquired in the open market or in negotiated transactions will begin on the investment date and will be completed as soon as practicable and will be credited to your participants’ accounts upon completion of all purchases.

In the unlikely event that, due to unusual market conditions, the Administrator is unable to invest the funds within 35 calendar days, the Administrator will return the funds to you by check. No interest will be paid on funds held by the Administrator pending investment.

14.	What is the source of shares to be purchased under the Plan?

All dividends reinvested through the Plan and all optional cash payments will be used to purchase newly issued shares directly from Astoria Financial, “treasury shares” held by Astoria Financial, shares acquired through open market purchases by the Administrator, or a combination of the above, at our discretion. Newly issued shares purchased directly from Astoria Financial will consist of authorized but unissued shares of Astoria Financial common stock. Share purchases on the open market may be made on any stock exchange where our common stock is traded or through negotiated transactions, on such terms as the Administrator determines. Neither we nor you will have any authority to direct the date, time or price at which shares may be purchased by the Administrator. All shares purchased pursuant to a waiver request will be purchased directly from us.

15.	At what price will shares be purchased?

The purchase price for purchases of shares in the open market or through privately negotiated transactions will be the weighted average of the actual prices paid by the Administrator for such shares, computed up to four decimal places.

With respect to reinvested dividends and optional cash purchases of $10,000 or less per month, the purchase price for purchases of shares directly from us will be equal to the average of the daily closing prices of our common stock as reported by the NYSE, as quoted on Bloomberg, L.P., for a period of 5 trading days immediately preceding the investment date and, in the case of optional cash purchases, less a discount ranging from 0% to 5% (currently set at 1%). We may adjust the discount in our discretion at any time and will announce changes to the discount at least 30 days prior to the next investment date. No discount will be available for shares acquired in the open market. You may contact us at (516) 327-7869 to find out the current discount in effect.

With respect to optional cash purchases in excess of $10,000 for any month pursuant to a waiver request, the purchase price will be determined as provided in Question 16.

Purchases on the open market will begin on the investment date and will be completed no later than 30 days from such date for reinvestment of dividends and 35 days from such date for optional cash purchases, except where completion at a later date is necessary or advisable under any applicable federal securities laws. Such purchases may be made on any securities exchange where such shares are traded, in the over-the-counter market, or by negotiated transactions and may be subject to such terms with respect to price, delivery, etc. to which the Administrator may agree. Neither we nor you will have any authority or power to direct the time or price at which shares may be purchased, or the selection of the broker or dealer through or from whom purchases are to be made.

Your account will be credited with that number of shares, including fractions computed to four decimal places, equal to the total amount to be invested by you divided by the applicable purchase price per share.

OPTIONAL CASH PURCHASES IN EXCESS OF $10,000

16.	Under what circumstances may shareholders make cash investments in excess of $10,000 in any month?

Request for waiver.  Optional cash purchases in excess of $10,000 in any month may only be made pursuant to a written request for waiver that is approved by us. If you are interested in making an optional cash purchase in excess of $10,000 in any month, you should call us at (516) 327-7700 to determine (by a prerecorded message) if we are accepting waiver requests that month and, if so, (i) the commencement date of and number of trading days in the pricing period, (ii) the threshold price, if any, (iii) whether we will activate the pricing period extension feature, and (iv) whether the shares will be offered at a discount to the market price and, if so, what percentage.

To obtain a waiver request form, please contact the Administrator as described in Question 4. Completed waiver requests should be sent to Astoria Financial Corporation at One Astoria Bank Plaza, Lake Success, NY 11042-1085, Attention: Theodore S. Ayvas or by facsimile to (516) 327-7860. All waiver requests must be received by us no later than 2:00 p.m. Eastern Standard Time on the third (3rd) business day prior to the commencement of the pricing period. If we approve your waiver request, we will notify you by 9:00 a.m. on the second (2nd) business day prior to the first day of the pricing period. You must then send the Administrator a copy of our written approval, together with your entire optional cash payment by wire transfer of immediately available funds, by 2:00 p.m., Eastern Standard Time, on or before the business day prior to the first day of the pricing period. Funds received after this date will be returned to you without interest. Wire transfer instructions may be obtained from the Administrator. If sufficient funds to cover the full amount of the approved waiver request are not received by the deadline, we may, in our sole discretion, elect to either revoke our approval of the waiver request or deem the waiver request approved as to the lesser amount of funds. If we revoke our approval of the waiver request, all funds received in respect of such waiver request will be returned to you without interest.

We have the sole discretion whether to approve any waiver request and to set the terms of any such optional cash purchase. If we approve your waiver request, we will notify you promptly. In deciding whether to approve a waiver request, we will consider relevant factors including, but not limited to (a) our need for additional funds, (b) the attractiveness of obtaining such funds by the sale of common stock compared to other sources of funds, (c) the purchase price likely to apply to any sale of common stock, (d) the participant submitting the request, including the extent and nature of such participant’s prior participation in the Plan, and the number of shares of our common stock held of record and/or beneficially by such participant, and (e) the aggregate amount, if any, of optional cash purchases in excess of the allowable maximum amounts for which requests have been submitted by all participants. If such requests are submitted for any monthly period for an aggregate amount in excess of the amount we are willing to accept, we may honor such requests in order of receipt, pro rata or by any other method which we determine to be appropriate. There is no pre-established maximum limit applicable to optional cash purchases that may be made pursuant to approved waiver requests.

Pricing of shares purchased pursuant to a waiver request.  If we approve your waiver request, the shares will be purchased directly from us and we may offer you a waiver discount ranging from 0% to 5%. If we grant the waiver request, there will be a pricing period, which generally will consist of one to ten (10) separate days during which our common stock is quoted on the NYSE. Each of these separate dates will be a waiver investment date, and an equal proportion of your optional cash payment will be invested on each trading day during such pricing period, subject to the qualifications listed below. The purchase price for shares acquired on a particular waiver investment date will be equal to the consolidated volume-weighted average price (subject to change as provided below) across all exchanges, rounded to four decimal places, of our common stock, as quoted on Bloomberg, L.P., for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Standard Time (including the last trade, even if reported after 4:00 p.m.), for that waiver investment date, less the waiver discount, if any.

Threshold price.  Unless we waive our right to do so, we may establish for any investment date a minimum price per share, referred to as the “threshold price,” applicable to optional cash purchases made pursuant to approved waiver requests. We will, at least one (1) business day prior to the first day of the applicable pricing period, determine whether to establish a threshold price and if so, its amount. We will make this determination in our sole discretion after a review of current market conditions, the level of participation in the Plan and current and projected capital needs. We will notify the Administrator as to the amount of the threshold price, if any.

If a threshold price is established for any pricing period, it will be fixed as a dollar amount that the volume-weighted average price for each trading day of such pricing period (not adjusted for a waiver discount, if any) must equal or exceed. We will exclude from the pricing period any trading day that the volume weighted average price is less than the threshold price. We will also exclude from the pricing period and from the determination of the purchase price any trading day in which no trades of common stock are made on the NYSE. Thus, for example, for a 10-day pricing period, if the threshold price is not satisfied or no trades of our common stock are reported for two of the 10 trading days in the pricing period, then we will return (without interest) 20% of the funds you submitted in connection with your waiver request unless we have activated the pricing period extension feature for the pricing period (as described below).

Pricing period extension feature.  We may elect to activate for any particular pricing period the pricing period extension feature. This feature allows the initial pricing period to be extended by the number of days that the threshold price is not satisfied, or on which no shares of our common stock are quoted on the NYSE, subject to a maximum of five (5) trading days. If we elect to activate the pricing period extension feature and the threshold price is satisfied for any additional day that has been added to the initial pricing period, that day will be included as one of the trading days for the pricing period in lieu of the day on which the threshold price was not met or trades of our common stock were not quoted on the NYSE. For example, if the determined pricing period is 10 days, and the threshold price is not satisfied for three out of those 10 days in the initial pricing period, and we had previously announced at the time of the request for waiver acceptance that the pricing period extension feature was activated, then the pricing period will automatically be extended, and if the threshold price is satisfied on the next three trading days (or a subset thereof), then those three days (or a subset thereof) will become waiver investment dates in lieu of the three days on which the threshold price was not met. As a result, because there were 10 trading days during the initial and extended pricing period on which the threshold price was satisfied, all of the funds you submitted in connection with your request for waiver will be invested.

Return of unsubscribed funds.  We will return a portion of any funds you submitted in connection with your waiver request for each trading day of a pricing period or extended pricing period, if applicable, for which the threshold price is not met or for each day in which no shares of common stock are quoted on the NYSE, which we refer to as “unsubscribed funds.” Any unsubscribed funds will be returned within five (5) business days after the last day of the pricing period, or if applicable, the extended pricing period, without interest. The amount returned will be based on the number of days during which the threshold price was not satisfied (as compared to the number of days in the pricing period or extended pricing period). For example, the returned amount in a 10-day pricing period will equal one-tenth ( 1/10) of the total amount of such optional cash payment (not just the amount in excess of $10,000) for each trading day that the threshold price is not satisfied or in which no trades of our common stock are quoted on the NYSE.

The establishment of the threshold price and the possible return of a portion of an optional cash payment applies only to optional cash payments made pursuant to a waiver request. Setting a threshold price for a pricing period will not affect the setting of a threshold price for a subsequent pricing period. We may waive our right to set a threshold price for any pricing period. Neither we nor the Administrator shall be required to provide you with any written notice as to the threshold price for any pricing period. You may contact us at (516) 327-7700 to find out if a threshold price has been fixed or waived for any given pricing period.

Waiver discount.  For each pricing period, we may establish a waiver discount from the market price applicable to optional cash purchases made pursuant to an approved waiver request. This waiver discount, if any, will range from 0% to 5% of the purchase price and may vary for each pricing period, but once established will apply uniformly to the full amount of all optional cash purchases made pursuant to waiver requests for that investment date. The waiver discount, if any, will be established in our sole discretion after a review of current market conditions, the level of participation in the Plan, the attractiveness of obtaining additional funds through the sale of our common stock as compared to other sources of funds and current and projected capital needs. You may obtain information regarding the waiver discount, if any, by contacting us at (516) 327-7700. The setting of a waiver discount for a particular pricing period will not affect the setting of a waiver discount for any subsequent pricing period. The waiver discount, if any, will apply only to optional cash purchases in excess of $10,000. The waiver discount will apply to the entire optional cash purchase made pursuant to a waiver and not just the portion in excess of $10,000. The discount applicable to optional cash purchases of $10,000 or less per month will not apply to optional cash purchases made pursuant to a waiver request.

17.	What if I have more than one account?

For the purpose of the limitations on optional cash purchases, we may aggregate all optional cash purchases for participants with more than one account using the same Social Security or Taxpayer Identification Number. Participants unable to supply a Social Security or Taxpayer Identification Number may be limited to only one account. Also, for the purpose of such limitations, all accounts which we believe to be under common control or management or to have common ultimate beneficial ownership may be aggregated. Unless we have determined that optional cash purchases for each such account would be consistent with the purposes of the Plan, we will have the right to aggregate all such accounts and to return, without interest, within 30 days of receipt, any amounts in excess of the investment limitations applicable to a single account received in respect of all such accounts.

CERTIFICATES

18.	Will certificates be issued for shares of common stock purchased through the Plan?

All shares purchased on your behalf through the Plan will be credited to your Plan account in book entry form. You can, however, at any time, at no cost to you, obtain a certificate for all or part of the whole shares of common stock credited to your Plan account by accessing such account online at www.computershare.com/investor, or by writing or calling the Administrator. No certificates for fractional shares will be issued. If you request a certificate for all full shares credited to your account, a certificate will be issued for the whole shares and a cash payment will be made for any remaining fractional share. That cash payment will be based upon the then-current market value of the shares, less any applicable service charge and processing fees.

Receiving certificated shares from your account does not affect your dividend reinvestment option. For example, if you authorized full dividend reinvestment, cash dividends with respect to shares issued in certificate form will continue to be reinvested.

19.	Can I deposit my Astoria Financial stock certificates with the Administrator for safekeeping?

Yes, you may send the Administrator any or all of your Astoria Financial common stock certificates for safekeeping free of charge. By making such a deposit, you will be relieved of the responsibility for loss, theft or destruction of the certificates. If you wish to deposit your Astoria Financial common stock certificates, you must mail them along with a request to the Administrator to hold your certificates for safekeeping. The certificates should not be endorsed. You should mail the certificates to Computershare, 211 Quality Circle, Suite 210, College Station, TX 77845. Certificates should be mailed by registered or certified mail, return receipt requested, or some other form of traceable mail, and properly insured. The Administrator will promptly send you a statement confirming each deposit of your common stock certificates.

You may withdraw shares deposited for safekeeping by accessing your account online at www.computershare.com/investor or by making a request in writing or by telephone to the Administrator as described in Question 4. The Administrator will issue new, differently numbered certificates whenever certificates are issued to you, either upon your request or upon discontinuation of participation in the Plan. Shares acquired by the reinvestment of dividends on any such withdrawn shares (and on any other shares subsequently acquired by you) will continue to be reinvested or paid out, as previously directed, unless you provide contrary written instructions or a new Enrollment Form.

SALE OF SHARES

20.	Can I sell shares credited to my Plan account?

You can sell some or all of the shares credited to your Plan account by contacting the Administrator. The market price of our shares of common stock may decline between the time you request to sell shares and the actual time of sale.

You have four choices when making a sale, depending on how you submit your sale request, as follows:

•	Market Order. A market order is a request to sell shares of our common stock promptly at the current market price. Market order sales are only available through Investor Centre at www.computershare.com/investor or by calling the Administrator directly at 1-800-301-3563. Market order sale requests received through Investor Centre at www.computershare.com/investor or by telephone will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern Standard Time). Market order sale requests received by the Administrator during market hours are final and cannot be stopped or cancelled. Market order sale requests received outside of market hours will be submitted to the Administrator’s broker on the next day the market is open. The Administrator will use commercially reasonable efforts to honor requests by participants to cancel market orders placed outside of market hours. Depending on the number of shares being sold and current trading volume in the shares, a market order may only be partially filled or not filled at all on the trading day in which it is placed, in which case the order, or remainder of the order, as applicable, will be cancelled at the end of such day. To determine if your shares were sold, you should check your account online at www.computershare.com/investor or call the Administrator directly at 1-800-301-3563. If your market order sale was not filled and you still want the shares to be sold, you will need to re-enter the sale request. Sales proceeds will equal the market price of the sale obtained by the Administrator’s broker, less a service fee of $25.00 and a processing fee of $0.12 per share sold.
•	Batch Order. A batch order is an accumulation of all sales requests for shares of our common stock submitted together as a collective request. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by the Administrator will be processed no later than five (5) business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. All sale requests received in writing will be submitted as batch order sales, unless such requests specify otherwise. Batch order sales may only be requested in writing. In every case of a batch order sale, the price to each selling participant shall be the weighted average sale price obtained by the Administrator’s broker for each aggregate order placed by the Administrator and executed by the broker, less a service charge of $15.00 and a processing fee of $0.12 per share sold.
•	Day Limit Order. A day limit order is an order to sell shares of our common stock when and if they reach a specific trading price on a specific day. The order is automatically cancelled if the price is not met by the end of that day (or, for orders placed after market hours, the next day the market is open). Depending on the number of shares of our common stock being sold and the current trading volume in the shares, such an order may only be partially filled, in which case the remainder of the order will be cancelled. The order may be cancelled by the applicable stock exchange, by the Administrator at its sole discretion or, if the Administrator’s broker has not filled the order, at your request made online at www.computershare.com/investor or by calling the Administrator directly at 1-800-301-3563. A service fee of $25.00 and a processing fee of $0.12 per share sold will be deducted from the sale proceeds.
•	Good-Til-Cancelled (“GTC”) Limit Order. A GTC limit order is an order to sell shares of our common stock when and if the shares reach a specific trading price at any time while the order remains open (generally up to 30 days). Depending on the number of shares being sold and current trading volume in the shares, sales may be executed in multiple transactions and over more than one day. If an order remains open for more than one day during which the market is open, a separate fee will be charged for each such day. The order (or any unexecuted portion thereof) is automatically cancelled if the trading price is not met by the end of the order period. The order may be cancelled by the applicable stock exchange, by the Administrator at its sole discretion or, if the Administrator’s broker has not filled the order, at your request made online at www.computershare.com/investor or by calling the Administrator directly at 1-800-301-3563. A service fee of $25.00 and a processing fee of $0.12 per share sold will be deducted from the sale proceeds.

All per share fees described in this Question 20 include any brokerage commissions the Administrator is required to pay. All sales requests processed over the telephone by a customer service representative entail an additional fee of $15.00. Fees are deducted from the proceeds derived from the sale. The Administrator may, under certain circumstances, require a transaction request to be submitted in writing. Please contact the Administrator to determine if there are any limitations applicable to your particular sale request.

Alternatively, you may choose to sell your shares through a broker-dealer of your choice, in which case you will have to request that the Administrator either (a) electronically transfer your shares to your broker, or (b) issue the shares in certificate form for delivery to your broker before settlement of the sale. Please note that only whole shares can be transferred or issued in certificate form.

If you opt to sell all of the shares held in your Plan account, your participation in the Plan will be automatically terminated.

The Administrator reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. In addition, no one will have any authority or power to direct the time or price at which shares for the Plan are sold and no one, other than the Administrator, will select the broker(s) or dealer(s) through or from whom sales are to be made.

The price of our common stock may rise or fall during the period between a request for sale, the receipt of such request by the Administrator and the ultimate sale on the open market. Instructions sent to the Administrator to sell shares are binding and may not be rescinded. If you prefer to have complete control as to the exact timing and sales prices, you can transfer the shares to a broker.

REPORTS

21.	What reports will be sent to me if I participate in the Plan?

Unless you are participating in the Plan through your broker, bank or nominee, you will receive from the Administrator a detailed statement of your account following each dividend reinvestment and account transaction. These detailed statements will show total cash dividends received, total optional cash payments received, total shares purchased (including fractional shares), price paid per share, and total shares credited to your account. If you are participating in the Plan through your broker, bank or other nominee, you should contact such party regarding a statement of your interests in the Plan.

WITHDRAWAL

22.	How may I discontinue dividend reinvestment?

You may discontinue reinvestment of cash dividends under the Plan at any time by telephone or written notice to the Administrator or by accessing your account online at www.computershare.com/investor. Upon receipt of notice to discontinue, the Administrator, in accordance with your instructions, will either (a) discontinue the reinvestment of the dividends paid on the shares enrolled and/or held in your Plan account, but continue to hold those shares in book entry form on your behalf (and any future dividends on such shares will be paid in cash), (b) issue a certificate for the whole shares credited to your Plan account (or electronically transfer your shares to your broker) and issue a cash payment for any cash in lieu of a fractional share, or (c) sell the whole shares credited to your Plan account and issue a cash payment for the proceeds plus any cash in lieu of a fractional share, less associated trading fees of $0.12 per share and the $15.00 transaction fee. Any cash payment in lieu of a fractional share will be based upon the then-current market value of the shares.

If the Administrator receives your notice of withdrawal near a record date for the payment of the next dividend, the Administrator, in its sole discretion, may either distribute such dividends in cash or reinvest them. If such dividends are reinvested, the Administrator will process the withdrawal as soon as practicable, but in no event later than five (5) business days after the reinvestment is completed. The Administrator will continue to hold your shares unless you request a certificate for any full shares and a check for any fractional share, less any applicable service charge and processing fees.

Upon withdrawal, you may elect to stop the investment of any optional cash payment by delivering a written request for a refund to the Administrator. The Administrator must receive your request for a refund no later than two business days prior to the investment date.

FEES AND EXPENSES

23.	What fees may I incur by participating in the Plan?

There are no processing fees or service fees on newly issued shares or treasury shares purchased from us for your account. Processing fees include the applicable brokerage commissions that the Administrator is required to pay. Processing fees on shares purchased on the open market for your account, as well as any service fees charged by Computershare for such purchases, will be paid by us and, for tax purposes, these fees will be considered as additional dividend income to you. All costs of administering the Plan will be paid by us.

You will be responsible for paying a service fee and processing fees each time Plan shares are sold on your behalf, as described in Question 20.

OTHER PROVISIONS

24.	What happens if I sell or transfer all of the certificated shares enrolled in the Plan but not the shares that are held in my Plan account?

If you sell or transfer all of the certificated shares enrolled in the Plan, but continue to hold shares in your Plan account, the cash dividends on the shares held in your Plan account will continue to be reinvested, unless you instruct the Administrator to terminate your participation in the Plan.

25.	How will I be able to vote the shares held in my Plan account?

In connection with the exercise of shareholder voting rights, you will receive a proxy card representing any shares of Astoria Financial common stock you hold and/or any full shares credited to your Plan account. All such shares will be voted as designated by you on the proxy card. If you do not vote by proxy or in person, then your shares will not be voted.

26.	May I pledge the shares held in my Plan account?

Shares credited to your Plan account may not be assigned or pledged in any way. If you wish to assign or pledge the whole shares credited to your Plan account, you must first withdraw those shares from the Plan and request the Administrator to send you certificates for those shares or electronically transfer your shares to your broker.

27.	What are the responsibilities of Astoria Financial or the Administrator under the Plan?

Neither we nor the Administrator will be liable in administering the Plan for any act done in good faith or any good faith omission to act, including, without limitation, any claims of liability arising out of: (a) a failure to cease dividend reinvestment for your account upon your death or adjudicated incompetence prior to the receipt of notice in writing of such death or adjudicated incompetence, (b) the prices or times at which shares of common stock are purchased or sold for your account or the terms under which such purchases or sales are made or (c) fluctuations in the market value of our common stock. Neither Astoria Financial nor the Administrator has any duties, responsibilities or liabilities except those expressly set forth in the Plan.

Neither we nor the Administrator can assure you of a profit, or protect you against a loss, from the shares purchased or sold through the Plan. An investment in our common stock is subject to significant market fluctuations, as are all equity investments. We cannot control purchases by the Administrator under the Plan and cannot assure you that dividends on our common stock will not be reduced or eliminated in the future.

28.	What happens in the event of a stock dividend and stock split?

Any common stock distributed by Astoria Financial as a result of a stock dividend or a stock split on shares that you have enrolled in the Plan and/or that are being held in your Plan account will be credited to your Plan account.

29.	May the Plan be changed or terminated?

While we currently expect to offer a dividend reinvestment and stock purchase plan indefinitely, we reserve the right to suspend, modify or terminate the Plan at any time. You will be notified in writing of any such suspension, material modification or termination. We and the Administrator also reserve the right to change any administrative procedures of the Plan (including fees and expenses) at any time without notice to you, and any such changes shall not be deemed material modifications to the Plan. Upon our termination of the Plan, a certificate will be issued to you for the number of full shares in your account. Any fractional share in your account will be converted to cash and remitted to you by check or automatic deposit to a bank account that you designate.

30.	Who interprets the Plan?

Astoria Financial and the Administrator reserve the right to interpret the Plan as they deem necessary or desirable. Any such interpretation will be final. The Plan, and any related Plan documentation and Plan accounts, will be governed by, and construed in accordance with, the laws of the State of New York.

USE OF PROCEEDS

We will receive proceeds from the sale of common stock that the Administrator purchases directly from us from authorized but unissued shares or treasury shares. We intend to use such proceeds for general corporate purposes. We will not receive proceeds from the sale of common stock that the Administrator purchases on the open market. We cannot estimate either the number of shares of common stock or the prices of the shares that we will sell in connection with the Plan.

FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes certain U.S. federal income tax consequences, under current law, of participation in the Plan. It assumes that, as expected, all dividend distributions by Astoria Financial will be from “earnings and profits” and therefore will constitute dividends (rather than a return of capital) for federal income tax purposes. This discussion does not address all potentially relevant federal income tax matters, including consequences peculiar to persons subject to special provisions of federal income tax law (including insurance companies, partnerships, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States).

The following discussion is based on various rulings of the Internal Revenue Service, referred to as the IRS, regarding several types of dividend reinvestment plans, but no ruling has been issued or requested regarding the Plan. The following discussion is for general information only, and participants are urged to consult their own tax advisors to determine the particular federal, as well as foreign, state and local, tax consequences that may result from participation in the Plan and the acquisition and disposition of any shares of common stock purchased pursuant to the Plan. Participants are responsible for determining the tax consequences related to any shares purchased, sold, deposited or withdrawn under the Plan. You should retain and refer to the periodic statements and reports sent to you by the Administrator regarding your Plan transactions to assist in making such determinations.

Reinvested Dividends.  When your dividends are reinvested to acquire shares of common stock (including any fractional share), you will be treated as having received a taxable dividend equal to the fair market value of the shares credited to your account. For example, if dividends of $100 are reinvested under the Plan to acquire shares of common stock with a fair market value of $100, the amount of taxable dividend will be $100. In addition, when shares are acquired for you under the Plan through open market purchases, you will be treated as having received a dividend in the amount of your allocable portion of any brokerage commissions and other transaction fees paid by us. Thus, for example, if $100 of your dividends is reinvested to purchase shares of common stock with a fair market value of $100 in the open market under the Plan, and if your portion of brokerage commissions and other transaction fees paid by us is $1, the total amount of the taxable dividend you will be treated as receiving will be $101. (The $1 figure is for purposes of illustration only; it is not a representation or estimate of the amount or percentage of brokerage commissions or other fees that may be paid under the Plan.)

The tax basis of a share of common stock you acquire with reinvested dividends will equal the amount of the dividend represented by such share (i.e., the share’s fair market value plus, if the share is acquired through an open market purchase, the amount of any brokerage commissions and other transaction fees allocable to the share).

Optional Cash Purchases.  In the case of shares purchased on the open market with optional cash payments, you will be treated as receiving a taxable dividend equal to your portion of any brokerage commissions paid by us. The tax basis of such shares will be the purchase price plus the amount of any such brokerage commissions and other transaction fees allocable to such shares.

If you make optional cash purchases that are subject to a discount as described in Questions 15 and 16 under “Description of the Plan” above, you may be treated as having received a taxable dividend equal to the excess, if any, of the fair market value of the purchased shares on the investment date over the amount of your optional cash payment. The tax basis of such shares will be the amount of the optional cash payment, plus the amount of any discount that is treated as a dividend for tax purposes.

Although the IRS has issued private letter rulings on plans similar to the Plan which ruled that shareholders making optional investments will not be treated as having received such dividend income if the shareholders are not also participants in the dividend reinvestment portion of the plan, such private letter rulings are not precedent and may not be relied upon by persons other than the taxpayers to which they are issued. We will report any discount you receive under the Plan as a distribution to you on Form 1099-DIV. You are urged to consult with your tax advisors regarding the tax treatment to you of receiving a discount on optional cash purchases pursuant to the Plan.

Holding Period.  The holding period for a share of common stock acquired under the Plan will begin the day after the investment date on which the share was acquired. A whole share consisting of fractional shares purchased on different dates will have a split holding period, with the holding period for each fractional component beginning the day after the investment date when the fraction was acquired.

Receipt of Share Certificates and Cash.  You will not realize taxable income upon the issuance of a certificate for whole shares previously credited to your account under the Plan, either upon your request for the issuance of a certificate or upon withdrawal from or termination of the Plan. However, any cash received in lieu of a fractional share held in your account will be treated as an amount realized on the sale of the fractional share. You therefore will recognize gain or loss equal to any difference between the amount of cash received for a fractional share and your tax basis in the fractional share. Similarly, if the Administrator sells shares from your Plan account for you, you will recognize gain or loss equal to the difference between the amount you realize on the sale and your tax basis in the shares. Gain or loss recognized on a sale of shares (including a fractional share) from your Plan account generally will be capital gain or loss if you hold your shares of common stock in the Plan as capital assets, and generally will be long-term capital gain or loss if the holding period exceeds one year when the sale occurs.

Withholding and Information Reporting.  In general, we are required to report to the IRS all actual and constructive dividend distributions to a shareholder. The Administrator may be required to withhold from dividends paid or proceeds from the disposition of shares the appropriate amount determined in accordance with the Internal Revenue Code and applicable Treasury Regulations. Plan participants who are not United States persons for U.S. federal income tax purposes are subject to a withholding tax on dividends that are reinvested in the Plan. Plan participants may be subject to certain backup withholding on dividends reinvested in the Plan and proceeds from the disposition of the shares, unless the Plan participant provides us or the Administrator with a correct taxpayer identification number and otherwise complies with applicable certificate requirements (i.e., by completing an IRS Form W-9 or other applicable IRS form which can be obtained from the Administrator) and we have not been informed by the IRS that the participant is subject to backup withholding. If you are subject to withholding taxes, we will withhold the required taxes from the gross dividends and from the proceeds from the sale of shares. The dividends and proceeds received by you, or dividends reinvested on your behalf, will be net of the required taxes.

Mandatory Cost-Basis Reporting.  In addition to the information reporting discussed above, we will also be required to report to the IRS the cost basis for tax purposes of all shares acquired through the Plan on or after January 1, 2011. Such reporting will be required at the time any such shares are sold.

The above discussion is only an outline of our understanding of some of the applicable U.S. federal income tax provisions as of the date of this prospectus supplement and does not constitute tax advice. The preceding summary may be rendered inaccurate by any future amendment to the federal income tax laws or any future interpretations of such laws by applicable authorities. For specific information as to the tax consequences of your participation in the Plan, including any future changes in applicable law or interpretations, you should consult your own tax advisors.

PLAN OF DISTRIBUTION

Except to the extent the Administrator purchases shares of our common stock in the open market or in privately negotiated transactions with third parties, we will sell directly to the Administrator the shares of common stock to be credited to participants accounts under the Plan. There are no brokerage commissions in connection with the purchases of such newly issued shares or treasury shares from us. We will pay all processing fees, including brokerage commissions, on shares purchased on the open market for participants’ accounts, as well as any service fees charged by the Administrator for such purchases, and we will pay all costs of administering the Plan.

In connection with the administration of the Plan, we may be requested to approve investments pursuant to requests for waiver by or on behalf of existing shareholders who may be engaged in the securities business. Persons who acquire shares of our common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act, and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any such person any rights or privileges other than those to which he, she or it would be entitled as a Plan participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased. We may, however, accept optional cash payments made pursuant to requests for waiver by such persons.

From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any waiver discounts applicable to optional cash payments made pursuant to requests for waiver under the Plan. Those transactions may cause fluctuations in the trading volume of our common stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of our common stock to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are deemed by us to be inconsistent with the purposes of the Plan.

Subject to the availability of shares of common stock registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends or optional cash purchases.

Upon your withdrawal from the Plan by the sale of common stock held under the Plan, you will receive the proceeds of such sale, less any applicable fees.

Common stock may not be available under the Plan in all states. This prospectus supplement does not constitute an offer to sell, or a solicitation of an offer to buy, any common stock or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

LEGAL MATTERS

Certain legal matters with regard to the common stock have been passed upon for us by Arnold & Porter LLP, New York, New York.

EXPERTS

Our consolidated statements of financial condition as of December 31, 2014 and 2013, and the consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014, included in our Annual Report on Form 10-K for the year ended December 31, 2014, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INDEMNIFICATION

The General Corporation Law of the State of Delaware contains provisions permitting indemnification of our officers and directors which may be sufficiently broad to indemnify them for liabilities arising under the Securities Act. Moreover, our Certificate of Incorporation contains provisions on indemnification of officers and directors. We have a directors’ and officers’ liability and corporation reimbursement insurance policy protecting our directors and officers and subsidiaries against liability arising from any claim for breach of duty, neglect, error, misstatement, misleading statement, omission or any other wrongful act, subject to certain exceptions, committed by reason of the director or officer acting in such capacity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PROSPECTUS

Common Stock
Preferred Stock
Depositary Shares
Debt Securities
Warrants
Units

We may offer and sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus, and such securities may also be offered and sold from time to time by one or more selling securityholders that we identify in the future. The debt securities, preferred stock and warrants that we may offer and sell may be convertible into or exchangeable for other securities of ours. The specific terms of any securities to be offered, including the offering price of the securities and the specific manner in which they may be offered, will be described in a supplement to this prospectus.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement and a pricing supplement, if any. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement.

We or any selling securityholder, as the case may be, may offer and sell these securities on a continuous or delayed basis directly or through agents, dealers or underwriters as designated from time to time, or through a combination of these methods.

Astoria Financial Corporation’s common stock is currently traded on the New York Stock Exchange under the trading symbol “AF.” Our Depositary Shares, each representing a  1/40th interest in a share of our 6.50% Non-Cumulative Perpetual Preferred Stock, Series C, are currently traded on the New York Stock Exchange under the trading symbol “AF PrC.” We have not yet determined whether any of the other securities that may be offered pursuant to any supplement to this prospectus will be listed on any exchange or included in any over-the-counter market. If we decide to seek the listing or inclusion of any such securities upon issuance, the prospectus supplement relating to those securities will disclose the exchange or market on or in which the securities will be listed or included.

These securities will be our equity securities or unsecured obligations and are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries, and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality. Investing in our securities involves certain risks. See “Risk Factors” beginning on page 6 of this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 29, 2015.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission, referred to as the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, referred to as the Securities Act. Under the rules and regulations of the SEC relating to automatic shelf registration statements, we or one or more selling securityholders to be identified in the future may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus. This prospectus only provides you with a general description of the securities we or any selling securityholder may offer, and is not meant to be a complete description of each security. Each time that we or any selling securityholders make an offer for sale of the securities described in this prospectus, we will provide a prospectus supplement that contains specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. The prospectus supplement may also contain information about U.S. federal income tax considerations relating to the securities covered by the prospectus supplement. We urge you to read both this prospectus and any applicable prospectus supplement together with the documents incorporated and deemed incorporated by reference and any additional information you may need to make your investment decision. You should rely only upon the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents designated from time to time. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any of those offers. The prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of the offering, the compensation of those underwriters, dealers or agents and the net proceeds to us from the sale of the securities.

This prospectus is not an offer of securities in any jurisdiction where the offer or sale is not permitted. This prospectus does constitute an offer to subscribe for and purchase any securities, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

As used in this prospectus, “AFC,” “the Company,” “we,” “us,” and “our” refer to Astoria Financial Corporation. Such references do not refer to any subsidiary of Astoria Financial Corporation unless the context indicates otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, referred to as the Exchange Act. You may read and copy these materials at prescribed rates at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Our SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov. To receive copies of public records not posted to the SEC’s web site at prescribed rates, you may complete an online form at http://www.sec.gov, send a fax to (202) 772-9337 or submit a written request to the SEC, Office of FOIA/PA Operations, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information.

Our internet address is www.astoriabank.com. We make available on our investor relations website, http://ir.astoriabank.com, free of charge, access to our periodic and current reports, proxy statements and other information we file with the SEC and amendments thereto as soon as reasonably practicable after we file such material with, or furnish such material to, the SEC. Unless specifically incorporated by reference, the information on our website is not part of this prospectus.

In addition, our common stock is currently traded on the New York Stock Exchange under the trading symbol “AF” and you may inspect information about the Company by visiting the New York Stock Exchange website at http://www.nyse.com.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” certain information into this prospectus, which means that we can disclose important information to you by referring to documents that we have filed, or will file, with the SEC. The information incorporated by reference contains information about us and our financial condition and performance. Such information is considered to be part of this prospectus and should be read with the same care. We incorporate by reference the following documents filed with the SEC (other than information that pursuant to SEC rules is deemed to be furnished and not filed):

•	Our Annual Report on Form 10-K for the year ended December 31, 2014 (File No. 001-11967), filed with the SEC on February 27, 2015;
•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 (File No. 001-11967), filed with the SEC on May 8, 2015;
•	Our Current Reports on Form 8-K filed on the following dates: January 14, 2015; January 29, 2015 (only with respect to Item 8.01); January 30, 2015; February 11, 2015; February 18, 2015; February 24, 2015; March 19, 2015; April 8, 2015; April 23, 2015 (only with respect to Item 8.01) and May 28, 2015.
•	Our Form 8-A/A for Registration of Certain Classes of Securities filed on May 29, 2015 (File No. 001-11967).

In addition, all future filings that we make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the filing of this prospectus and prior to the termination of the applicable offering, are incorporated by reference into this prospectus and any supplements to this prospectus (other than information that pursuant to SEC rules is deemed to be furnished and not filed). Any statement contained in a document incorporated by reference in this prospectus will be deemed to be automatically modified or superseded for purposes of this prospectus to the extent that any statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes the statement. Any statement modified or superseded in this way will not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any supplement to this prospectus. Therefore, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

Upon written or oral request, we will provide, without charge, a copy of any or all of the documents that have been incorporated by reference in this prospectus or in any related prospectus supplement, but have not been delivered with the prospectus, except the exhibits to such documents, unless the exhibits have been specifically incorporated by reference in such documents.

Written requests for copies should be directed to Astoria Financial Corporation, Investor Relations Department, One Astoria Bank Plaza, Lake Success, New York 11042. Telephone requests for copies should be directed to (516) 327-7869.

We have filed a registration statement with the SEC relating to the securities that may be offered under this prospectus. The registration statement, including the exhibits to the registration statement, may contain additional information that may be important to you. The registration statement can be read on the SEC website or at the SEC offices as described under the heading “Where You Can Find More Information.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains and incorporates by reference a number of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may be identified by the use of the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar terms and phrases, including references to assumptions.

Forward-looking statements are based on various assumptions and analyses made by us in light of our management’s experience and perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following:

•	the timing and occurrence or non-occurrence of events that may be subject to circumstances beyond our control;
•	increases in competitive pressure among financial institutions or from non-financial institutions;
•	changes in the interest rate environment;
•	changes in deposit flows, loan demand or collateral values;
•	changes in accounting principles, policies or guidelines;
•	changes in general economic conditions, either nationally or locally in some or all areas in which we do business, or conditions in the real estate or securities markets or the banking industry;
•	legislative or regulatory changes, including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and any actions regarding foreclosures;
•	enhanced supervision and examination by the Office of the Comptroller of the Currency, or OCC, the Board of Governors of the Federal Reserve System, or the FRB, and the Consumer Financial Protection Bureau;
•	effects of changes in existing U.S. government or government-sponsored mortgage programs;
•	our ability to successfully implement technological changes;
•	our ability to successfully consummate new business initiatives;
•	litigation or other matters before regulatory agencies, whether currently existing or commencing in the future; or
•	our ability to implement enhanced risk management policies, procedures and controls commensurate with shifts in our business strategies and regulatory expectations.

You should refer to our periodic and current reports filed with the SEC (and incorporated by reference herein), including our most recent Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 for further information on other factors that could cause actual results to be significantly different from those expressed or implied by the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by the federal securities laws. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus or in any documents incorporated by reference might not occur, and you should not put undue reliance on any forward-looking statements.

ABOUT ASTORIA FINANCIAL CORPORATION

Astoria Financial Corporation is a Delaware corporation organized in 1993 as the unitary savings and loan holding company of Astoria Bank and its consolidated subsidiaries. We are headquartered in Lake Success, New York and our principal business is the operation of our wholly owned subsidiary, Astoria Bank. Astoria Bank’s primary business is attracting retail deposits from the general public and businesses and investing those deposits, together with funds generated from operations, principal repayments on loans and securities and borrowings, primarily in multi-family and commercial real estate mortgage loans, one-to-four family mortgage loans and mortgage-backed securities. To a lesser degree, Astoria Bank also invests in consumer and other loans, U.S. government, government agency and government-sponsored enterprise securities and other investments permitted by federal banking laws and regulations. At March 31, 2015, we had $15.54 billion of assets, including loans receivable, net, of $11.71 billion, $9.41 billion of deposits and $1.60 billion of stockholders’ equity.

Our principal executive offices are located at One Astoria Bank Plaza, Lake Success, New York 11042. Our telephone number is (516) 327-3000.

RISK FACTORS

Investing in our securities involves certain risks. Before you invest in any of our securities, in addition to the other information included in, or incorporated by reference into, this prospectus, you should carefully consider the risk factors contained in Item 1A under the caption “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are incorporated into this prospectus by reference, as updated by our annual or quarterly reports for subsequent fiscal years or fiscal quarters that we file with the SEC and that are so incorporated. See “Where You Can Find More Information” for information about how to obtain a copy of these documents. You should also carefully consider the risks and other information that may be contained in, or incorporated by reference into, any prospectus supplement relating to specific offerings of securities.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of any securities offered under this prospectus for general corporate purposes, unless otherwise specified in the applicable prospectus supplement.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND RATIOS OF
EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our consolidated ratios of earnings to fixed charges and ratios of earnings to combined fixed charges and preferred stock dividends for each of the periods shown.

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
Ratio of Earnings to Fixed Charges:
Including interest on deposits	1.81	1.76	1.79	1.58	1.32	1.33	1.27
Excluding interest on deposits	2.16	2.15	2.19	1.88	1.51	1.57	1.49
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends:
Including interest on deposits	1.66	1.63	1.65	1.48	1.32	1.33	1.27
Excluding interest on deposits	1.91	1.91	1.94	1.72	1.51	1.57	1.49

For purposes of computing the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends, earnings consists of income before income taxes plus fixed charges. Fixed charges excluding interest on deposits consist of interest on short-term and long-term debt and one-third of rent expense, which approximates the interest component of that expense. Fixed charges including interest on deposits consist of the foregoing items plus interest on deposits. Combined fixed charges and preferred stock dividends consist of the foregoing plus pretax earnings required for preferred stock dividends, computed using the effective tax rates for the applicable periods.

SUMMARY OF THE SECURITIES WE MAY OFFER

We may use this prospectus to offer securities from time to time in one or more offerings. The applicable prospectus supplement will describe the amounts, prices and detailed terms of the securities and may describe risks associated with an investment in the securities. We will also include in the prospectus supplement, where applicable, information about material United States federal income tax considerations relating to the securities. Terms used in this prospectus will have the meanings described in this prospectus unless otherwise specified.

We may offer and sell the securities to or through one or more underwriters, dealers or agents, or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept or to reject in whole or in part any proposed purchase of our securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of our securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

Common Stock

We may sell shares of our common stock, par value $0.01 per share. In a prospectus supplement, we will describe the aggregate number of shares offered and the offering price or prices of the shares.

Preferred Stock; Depositary Shares

We may sell shares of our preferred stock, par value $1.00 per share, in one or more series. In a prospectus supplement, we will describe the specific designation, the aggregate number of shares offered, the dividend rate or manner of calculating the dividend rate, the dividend periods or manner of calculating the dividend periods, the ranking of the shares of the series with respect to dividends, liquidation and dissolution, the liquidation preference of the shares of the series, the voting rights of the shares of the series, if any, whether and on what terms the shares of the series will be convertible or exchangeable into other securities, whether and on what terms we can redeem the shares of the series, whether we will offer depositary shares representing shares of the series and if so, the fraction or multiple of a share of preferred stock represented by each depositary share, whether we will list the preferred stock or depositary shares on a securities exchange and any other specific terms of the series of preferred stock.

Debt Securities — Senior Debt Securities and Subordinated Debt Securities

We may sell debt securities, including senior debt securities and subordinated debt securities, which may be senior or subordinated in priority of payment. We will provide a prospectus supplement that describes the ranking, whether senior or subordinated, the level of seniority or subordination (as applicable), the specific designation, the aggregate principal amount, the purchase price, the maturity, the redemption terms, the interest rate or manner of calculating the interest rate, the time of payment of interest, if any, the terms for any conversion or exchange into other securities, including the terms relating to the adjustment of any conversion or exchange mechanism, the listing, if any, on a securities exchange and any other specific terms of any debt securities that we may issue from time to time.

As required by U.S. federal law for all bonds and notes of companies that are publicly offered, our debt securities will be governed by a document called an indenture. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture, in each case, with the specific terms and conditions set forth in a supplemental indenture or company order. Unless otherwise specified in the applicable prospectus supplement, debt securities will be issued in one or more series under the applicable indenture to be entered into between us and a trustee to be selected. The form of each indenture is filed as an exhibit to the registration statement of which this prospectus is a part.

Warrants

We may sell warrants to purchase our debt securities, shares of preferred stock or shares of our common stock. In a prospectus supplement, we will inform you of the exercise price and other specific terms of the warrants, including whether our or your obligations, if any, under any warrants may be satisfied by delivering or purchasing the underlying securities or their cash value.

Units

We may issue units consisting of one or more notes or other securities, including common stock, preferred stock, depositary shares, warrants or any combination thereof, as described in the applicable prospectus supplement. The applicable prospectus supplement will describe the terms of the units, including, if applicable, collateral or depositary arrangements.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for us by Arnold & Porter LLP, New York, New York. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for the underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

Our consolidated statements of financial condition as of December 31, 2014 and 2013, and the consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014, included in our Annual Report on Form 10-K for the year ended December 31, 2014, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Dividend Reinvestment and Stock Purchase Plan
Common Stock, Par Value $0.01 Per Share

Prospectus Supplement

May 29, 2015